UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101) SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

TIER TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

DISCOVERY EQUITY PARTNERS, L.P., DISCOVERY GROUP I, LLC, DANIEL J. DONOGHUE AND MICHAEL R. MURPHY
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

On March 3, 2009, Discovery Equity Partners, L.P., Discovery Group I, LLC, Daniel J. Donoghue and Michael R. Murphy issued a letter to shareholders of Tier Technologies, Inc.  A copy of the letter is attached hereto as Exhibit 1.

***

Exhibits

Exhibit 1 – Letter dated March 3, 2009

2

March 3, 2009

Dear Fellow Shareholders of Tier Technologies, Inc.:

As one of the largest shareholders of Tier Technologies, Inc., Discovery Group is writing to you regarding several very important matters to be considered at the upcoming 2008 Annual Meeting of Stockholders.  The meeting is to take place on March 11, 2009 at the Company’s headquarters in Reston, VA.

Elect A Board With A Financial Stake In Tier’s Future:

Vote FOR The Discovery Nominees On The WHITE Card Today

We are nominating two representatives to join Tier’s Board of Directors as we believe it is important for the Board of a public company to have directors with meaningful ownership interest in the Companies they guide. The current Directors of Tier own less than 0.5% of the Company’s stock. Discovery Group beneficially owns approximately 9.9% of the Common Stock.  Our Nominees also bring strong capital markets expertise and prior experience in the electronic payment processing (“EPP”) sector.

Two Leading Proxy Advisory Firms Support Discovery

PROXY Governance, one of the leading proxy advisory firms, recommended that shareholders vote FOR the Discovery Nominees stating, “Adding directors with deep experience in the public markets — particularly within the industry itself, and among micro and small cap companies generally — may be one of the strongest ways shareholders can help the incumbent board maximize the value of their investment.”

Glass Lewis & Co, another influential proxy advisory firm, stated “...as a general rule, we are reticent to recommend the removal of incumbent directors, or in favor of Dissident nominees unless one of the following two things has occurred; (i) there are serious problems at the company and the newly proposed nominees has a clear and realistic plan to solve these problems; or (ii) the current board has undertaken an action clearly contrary to the interests of shareholders … In this case, we believe that the Dissident’s case is compelling.”

191 N. Wacker Drive, Suite 1685, Chicago, IL 60606

March 3, 2009

Discovery’s Four-Point Plan Has One Goal:

Deliver Long-Term Value to Shareholders

We have developed a Four-Point Plan designed to maximize the long-term value of Tier’s shares.

1.               Reduce Corporate Overhead: The Discovery Nominees believe that Tier suffers from an excessive level of corporate overhead relative to the Company’s revenue base and profitability.  The Nominees plan to work diligently with the Board and the management team to effect a reduction to overhead that will support growth while reflecting best practices in the industry.

2.               Improve Balance Sheet Management: The Discovery Nominees believe that the Board and management of Tier are hoarding cash.  As of the end of the first quarter of fiscal 2009, Tier held $84.5 million in cash, including its ill-timed investments in auction rate securities, or approximately $4.28 per share.  The Discovery Group Nominees plan to present to their fellow directors an analysis of the appropriate level of capital for the Company based on Tier’s growth opportunities and industry benchmarks.  The examination will consider the potential accretion in stockholder value that can be achieved through the appropriate reallocation of capital and effective methods for accomplishing a prudent and efficient capital structure.

3.               Strengthen Corporate Governance: Tier’s stockholders endured accounting irregularities and financial restatements for fiscal years 2002-2004, and the related expenses and distractions, as well as significant Board and management turnover.  While not the cause, it is fair to note that four of Tier’s seven nominees were directors during this period. In addition, all the current Directors of Tier own an inconsequential amount of Tier stock yet receive substantial fees and stock options. When faced with the prospect of losing control of the Company, the Board adopted a “Poison Pill” to thwart unsolicited suitors and stripped shareholders of their rights to call a special meeting.  The Discovery Nominees are committed to the highest standards of corporate governance and will eschew any tendency toward entrenchment and entitlement.

4.               Evaluate Strategic Alternatives to Restore Shareholder Value:  Tier operates a very attractive EPP business.  Despite the divestiture of all its non-core businesses, the value of EPP is obscured by a lack of corporate expense control, excessive cash on the balance sheet, and a long history of share price underperformance. The Discovery Nominees have a vested interest in promoting actions that will bring true economic value recognition to Tier’s core business whether that be as an independent public company or as a highly-prized strategic asset to one of the large industry consolidators.

2

March 3, 2009

Discovery Is Already Effecting Change To Benefit Shareholders:

But There Is Much More To Do

Discovery believes its campaign has already begun to make progress on behalf of all shareholders.  In response to our calls for independent shareholder representation on the Board, the size of the board has been expanded by two seats to nine directors.  To accommodate the addition of two shareholder representatives, the Company only nominated seven directors.  The Discovery Nominees are the only duly nominated candidates seeking proxies to fill those new and empty seats.  The Tier Board also responded to our formal shareholder proposals regarding the Poison Pill and Special Shareholder Meetings by raising the threshold on the Poison Pill from 15% to 25% and reinstating the ability of stockholders to call a Special Shareholder Meeting.  Additionally, the Company announced a share repurchase program that at least begins to address the capital allocation issues we have raised.

Your Vote Will Make A Difference

In order for the Discovery Nominees to have the strongest mandate possible to effect change at Tier, we urge you to vote FOR the Discovery Nominees on the WHITE card.  Do not submit the yellow card sent to you by the Company.  If you have previously returned management’s yellow card, you have the authority to revoke it by signing, dating and returning the WHITE proxy card in the accompanying envelope.

The Discovery Nominees welcome your inquiries.  You can find Discovery’s proxy statement and other background material at a special website www.thediscoverygroup.com/tier.htm, including detailed biographies on our Nominees.  If you need assistance voting your proxy, please call the Altman Group toll-free at 1-866-856-4969.

We are excited about the prospect of restoring value on behalf of Tier shareholders and will diligently serve your interests.  Thank you for your support.

Respectfully submitted,

YOUR DISCOVERY NOMINEES

/s/ Daniel J. Donoghue	/s/ Michael R. Murphy
Daniel J. Donoghue	Michael R. Murphy
Managing Partner	Managing Partner
Discovery Group	Discovery Group

3